AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS
(Eastgate)

SUMMARY AND DEFINITION OF BASIC TERMS
This Agreement of Purchase and Sale and Joint Escrow Instructions (the "Agreement"), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between AAT EASTGATE, LLC, a Delaware limited liability company ("Buyer"), and KW FUND V – EASTGATE, LLC, a Delaware limited liability company ("Seller"). The terms set forth below shall have the meanings set forth below when used in the Agreement.

	TERMS OF AGREEMENT (first reference in the Agreement)	DESCRIPTION
1.	Effective Date (Introductory Paragraph):	May 24, 2021.
2.	Buildings (Recital A):	The four (4) buildings located on the Land situated in the City of Bellevue, County of King, Washington, addressed as 15325, 15355, 15375 and 15395 SE 30th Place, Bellevue, Washington.
3.	Broker (Section 15):	CBRE ("Seller's Broker"), representing Seller
4.	Buyer's Notice Address (Section 14):	c/o American Assets Trust, Inc. 3420 Carmel Mountain Road, Suite 100 Attn: Adam Wyll Email: awyll@americanassets.com
5.	Purchase Price (Section 2.1):	$125,000,000.00
6.	Initial Deposit (Section 2.2):	$5,000,000.00
7.	Escrow Holder and Escrow Holder's Notice Address (Section 3):	First American Title Insurance Company 777 S. Figueroa Street, 4th Floor Los Angeles, CA 90017 Attn: Maurice Neri Email: mneri@firstam.com
8.	Contingency Date (Section 4.1):	The date that is thirty (30) days after the Opening of Escrow.
9.	Closing Date (Section 3.2):	Ten (10) days after the Contingency Date.
10.	Estoppel Certificate Percentage (Section 4.3.2):	Seventy-Five percent (75%) of the leased rentable square footage of the Buildings.
11.	Title Company (Section 4.2):	First American Title Insurance Company
12.	Seller's Representative (Section 11.7):	Alexis Olivier

II

RECITALS
A.    Seller owns that certain parcel of land more particularly described on Exhibit "A" attached hereto (the "Land"), which Land is improved with the Buildings.
B.    Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller all of Seller's right, title and interest in and to the following:
i.    The Land and all rights, privileges, easements and appurtenances benefiting the Land and/or the Improvements, including, without limitation, Seller's interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used, related to or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively referred to as the "Real Property");
ii.    The Buildings, associated parking and landscaped areas and all other improvements located on the Land (the "Improvements");
iii.    All leases, licenses and occupancy agreements covering the Land and Improvements, a list of which is attached hereto as Exhibit "I," and any new leases which may be entered into subsequent to the Effective Date in accordance with this Agreement (said leases, licenses and agreements, together with any and all amendments, modifications or supplements thereto, commencement or delivery of possession letters or certificates, and certificates and option exercise notices, are hereinafter referred to collectively as the "Leases");
iv.    The Approved Contracts (as defined below);
v.    All personal property, machinery, furniture, equipment, supplies and fixtures owned by Seller (collectively, the "Personal Property") if any, used exclusively in the operation of the Real Property and located at the Property; and
vi.    To the extent assignable either without cost to Seller or, at Buyer's option, at Buyer's cost, any warranties, guaranties, licenses, permits, entitlements, development rights, tradenames (specifically excluding "Kennedy-Wilson," "KW," or any derivative thereof), logos, intellectual property rights, domain names, websites, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property (collectively, the "Intangible Personal Property"), if any. The Real Property, the Improvements, the Personal Property, the Approved Contracts, Seller's interest as lessor under the Leases and the Intangible Personal Property are sometimes collectively referred to as the "Property."
III

AGREEMENT
NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

1.Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.
2.Purchase Price.

2.1    Purchase Price. Buyer shall pay the Purchase Price for the Property as provided in this Section 2.

2.2    Deposit. Within two (2) business days after the Opening of Escrow (as defined in Section 3.1 below), Buyer shall deliver to Escrow Holder the Initial Deposit (together with all interest thereon while held by Escrow Holder, shall be hereafter referred to as the "Deposit") in Immediately Available Funds (as defined below). Upon receipt by Escrow Holder, the Deposit shall immediately be non-refundable to Buyer, except as expressly set forth in this Agreement. The Deposit shall be (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, (ii) returned to Buyer as expressly set forth in this Agreement, or (iii) delivered to Seller as expressly set forth in this Agreement. If Buyer fails to timely deposit with Escrow Holder any portion of the Initial Deposit within the time periods required, Seller may terminate this Agreement by written notice to Buyer at any time prior to the date on which Buyer deposits the Deposit, in which event any portion of the Deposit then held by Escrow Holder shall be delivered to Seller and the parties shall have no further rights or obligations under this Agreement, except for rights and obligations that, by their terms, survive the termination of this Agreement.
2.3    Independent Consideration. Notwithstanding anything in this Agreement to the contrary, Five Hundred Dollars ($500.00) of the Initial Deposit (the "Independent Consideration") shall be paid to Seller and considered completely nonrefundable to Buyer in all events, it being the intent of the parties to recognize that such amount has been bargained for and agreed to as independent consideration for Buyer's exclusive right to purchase the Property pursuant to and in accordance with this Agreement and the Property Approval Period provided hereunder, and for Seller's execution and delivery of this Agreement.
2.4    Cash Balance. On or before 12:00 p.m. Pacific time on the Closing Date, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System ("Immediately Available Funds") in the amount of the balance of the Purchase Price, plus Buyer's share of expenses and prorations as described in this Agreement.
2.5    Purchase Price Allocation. The Purchase Price shall be allocated to Real Property and Personal Property as follows (“Purchase Price Allocation”): (i) Real Property - $124,945,000.00; and (ii) Personal Property - $55,000.00. Seller and Buyer each hereby covenants and agrees that neither Seller nor Buyer will take a position on any transfer tax, deed tax or stamp tax form (or affidavit) for the Property that is in any way inconsistent with the Purchase Price Allocation, and shall not take any position for tax purposes (on a tax form, in a tax audit or other proceeding or otherwise) inconsistent with the Purchase Price Allocation except to the extent otherwise required by applicable law; provided that the parties acknowledge that the parties and their affiliates may use a different allocation for internal financial reporting purposes. The provisions of this Section 2.5 shall survive the Closing.
3.Escrow.
3.1    Opening of Escrow. Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder, and the date of Escrow Holder's receipt thereof is referred to as the

"Opening of Escrow". Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the "Escrow Instructions." The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.
3.2    Close of Escrow/Closing. For purposes of this Agreement, the "Close of Escrow" or the "Closing" shall mean the date on which the Deed (as defined in Section 5.1.1 below) is recorded in the official records of the county where the Land is located (the "Official Records"), or if (at Seller's election) the Closing occurs on a "gap closing" basis, the date on which Escrow Holder receives from Buyer and Seller all funds and documents required to be delivered hereunder to Escrow Holder, Buyer and Seller have authorized Escrow Holder to close this transaction, all funds to be disbursed to Seller pursuant to Section 6.8 below have been delivered to Seller (via wire transfer or otherwise), and Escrow Holder confirms that the Closing has occurred. The Close of Escrow shall occur on the Closing Date. Buyer's and Seller's failure to perform their respective obligations under this Section 3.2, including, without limitation, the timely delivery by Buyer of the balance of the Purchase Price, shall constitute a material and non-curable default under this Agreement by the applicable party.
4.    Buyer's Review; Conditions Precedent to the Close of Escrow.

4.1    Buyer's Review.
4.1.1    Delivery of Due Diligence Materials by Seller. To the extent within the possession or reasonable control of Seller, and to the extent not previously delivered or made available to Buyer, within one (1) business day after the Opening of Escrow Seller shall make available to Buyer (by means of a "file transfer protocol" (FTP) internet site, or otherwise) for review and copying, at Buyer's expense, the following due diligence items (together with the Reports, collectively, "Due Diligence Items"): (a) any plans and specifications for the Property; (b) copies of all service contracts or service agreements relating to the operation and maintenance of the Property to which Seller is a party, including, without limitation, the service contracts set forth on Exhibit "J" hereto (but expressly excluding (i) any contracts Seller determines are "master contracts" affecting the Property and other properties, (ii) property management agreements related to the Property to which Seller is a party, which Seller shall terminate at or prior to Closing, and (iii) any leasing services agreements related to the property to which Seller is a party) (collectively, the "Contracts" and those contracts described in clauses (i) through (iii), the "Excluded Contracts")); (c) property tax bills for the last two (2) fiscal tax years if the Property has been owned by Seller for more than two (2) years, and the property tax bill for the current year to the extent in the possession of Seller; (d) operating statements for the Property for the last two (2) calendar years and the current year-to-date ("Operating Statements"); (e) any existing ALTA survey; (f) any environmental studies, plans, maps, surveys, structure reports, soil reports and other similar materials relating to the physical and environmental condition of the Property ("Reports"); (g) all Leases; and (h) all notices of non-compliance of laws from all governmental authorities with respect to the Property which remain uncured. Seller acknowledges Buyer may desire to discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and the other Due Diligence Items with tenants under the Leases and other third parties. In this regard, Buyer is permitted to contact all necessary third parties, and discuss with such third parties Due Diligence Items; provided, however, Seller is first given at least two (2) business days' prior written notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller. Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer's convenience in making its own examination and determination prior to the expiration of the Property Approval Period as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Notwithstanding anything contained herein, in no event shall Seller be obligated to make any of the following information or materials available to Buyer, (a) any reports or studies that have been superseded by subsequent reports or studies, and/or (b) any of the following materials: (1) information contained in financial analyses or projections (including Seller's budgets, valuations, cost-basis information and capital account information); (2) material that is subject to attorney-client privilege or that is attorney work product; (3) appraisal reports or letters; (4) organizational, financial and other documents relating to Seller, its direct and indirect partners or members or their respective affiliates; (5) material that Seller is legally required not to disclose other than by reason of legal requirements voluntarily assumed by Seller after the Effective Date; (6) any internal correspondence or communication between and/or among Seller and/or the Seller Group (as defined below); (7) any internal memoranda prepared by Seller or the Seller Group; or (8) any correspondence or communication with any of Seller's lenders or potential lenders.
Between the Effective Date and 5:00 P.M. Pacific time on the Contingency Date (the "Property Approval Period"), Buyer shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, the square footage of the Buildings and/or Property, and any other factors or matters relevant to Buyer's decision to purchase the Property. Buyer, in Buyer's sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer within the Property Approval Period. Buyer shall provide Seller with at least two (2) business days' prior written notice of its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with any tenants. Seller shall have the right to be present at any such inspections or testings. Prior to conducting any inspections or testing, Buyer and its consultants, shall deliver to Seller a certificate of insurance naming Seller and Seller's property manager as additional insureds by endorsement (on a primary, non-contributing basis) evidencing (a) comprehensive general liability insurance having not less than a combined single limit of One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) aggregate limit, (b) Workers' Compensation insurance in accordance with statutory law and employers' liability insurance with limits of not less than One Million Dollars ($1,000,000) per accident, and (c) solely as to Buyer (and not Buyer's consultants), umbrella liability insurance in an amount not less than Five Million and No/100 Dollars ($5,000,000.00), each with commercially reasonable coverage insuring, without limitation, bodily injury, property damage, contractual liability (including, without limitation, Buyer's indemnity obligations contained in this Agreement) and personal injury liability (whether arising out of Buyer's acts or the acts of any of its agents). Notwithstanding the foregoing, Buyer shall not be permitted to undertake any ground, water or air sampling or any intrusive or destructive testing of the Property, including, without limitation, a "Phase II" environmental assessment (collectively, the "Intrusive Tests"), without in each instance first obtaining Seller's prior written consent thereto, which consent Seller may give or withhold in Seller's sole and absolute discretion. If Seller fails to advise Buyer of its approval of any proposed Intrusive Tests within such two (2) business day period, such failure shall be deemed Seller's disapproval thereof. Buyer shall restore the Property to its original condition promptly after any and all testing and inspections conducted by or on behalf of Buyer. All of Buyer's investigations under this Section 4.1.1 shall be subject to the rights of tenants under the Leases. Buyer hereby agrees to indemnify, defend and hold Seller, the Seller Group (as defined below) and the Property harmless from any and all actions, claims, liabilities, costs, loss, damages or expenses of any kind or nature arising out of or resulting from (i) any entry and/or activities upon the Property by Buyer and/or Buyer's agents, employees, contractors or consultants (provided, however, such obligations shall not be applicable to Buyer's mere discovery of any preexisting adverse physical condition at the Property, except to the extent Buyer and/or Buyer's agents, employees, contractors or consultants aggravate such pre-existing condition), and (ii) any claim related to COVID-19 arising out of any entry and/or activities upon the Property by Buyer and/or Buyer's agents, employees, contractors or consultants. Additionally, Buyer and/or Buyer's agents, employees, contractors or consultants shall comply with Seller's general access policies delivered to Buyer prior to any entry onto the Real Property, including as it may relate to any COVID-19 protective protocols. Buyer's obligations under this section shall survive the Close of Escrow or any termination of this Agreement.
4.1.2    Contracts. Buyer shall have until the later of (i) the date that is thirty-five (35) days prior to the Closing Date, and (ii) ten (10) business days after receipt by Buyer from Seller of any Contract (including any New Contract) to either approve of any Contracts, or to notify Seller in writing, specifying any Contracts which Buyer desires be terminated on or before the Closing, and which, by their express terms, may be terminated on or before the Closing (the "Disapproved Contracts"); provided, however, in no event shall Seller be required to terminate any Contracts which by their terms are not terminable prior to the Closing or otherwise not terminable without payment by Seller of a penalty, charge or premium ("Non-Terminable Contracts"). Seller shall provide written notice of termination to those applicable third parties with respect to such Disapproved Contracts on or before the Closing. Those Contracts not expressly disapproved by Buyer and the Non-Terminable Contracts (collectively, the "Approved Contracts") shall be assigned by Seller (to the extent assignable by Seller) and assumed by Buyer at the Closing. Seller shall assign its rights and interests under the Approved Contracts to Buyer at the Closing pursuant to the Assignment of Contracts and Assumption Agreement, in substantially the form attached hereto as Exhibit "F," and made a part hereof. Seller makes no representations or warranties as to the transferability or enforceability of the Approved Contracts, and Seller shall have no liability to Buyer in the event that any or all of the Approved Contracts (a) are not transferable to Buyer or (b) are canceled or terminated by reason of the assignment of such Approved Contract, the sale of the Property, or any acts of Buyer.
4.1.3    Termination. If Buyer delivers to Seller and Escrow Holder prior to the expiration of the Property Approval Period written notice that Buyer does not approve the Property ("Buyer's Disapproval Notice"), then this Agreement shall automatically terminate and the Deposit (but not the Independent Consideration) shall be refunded to Buyer. If Buyer fails to deliver Buyer's Disapproval Notice to Seller and Escrow Holder prior to the expiration of the Property Approval Period, Buyer shall be deemed to have irrevocably approved the Property and Buyer shall have no further right to terminate this Agreement pursuant to this Section 4.1.3.
4.1.4    Due Diligence Materials. In the event Buyer does not purchase the Property for any reason other than a default by Seller hereunder, within five (5) days after the date this Agreement is terminated Buyer shall deliver to Seller all documents, information and other materials supplied by Seller to Buyer, and, at Seller's written request, without warranty or representation of any kind, any inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were developed by Buyer or prepared by consultants retained by Buyer in contemplation of this Agreement, other than (a) any reports or studies that have been superseded by subsequent reports or studies, and/or (b) any of the following materials: (1) information contained in financial analyses or projections (including Buyer's budgets, valuations, cost-basis information and capital account information); (2) material that is subject to attorney-client privilege or that is attorney work product; (3) appraisal reports or letters; (4) organizational, financial and other documents relating to Buyer, its direct and indirect partners or members or their respective affiliates; (5) material that Buyer is legally required not to disclose; (6) any internal correspondence or communication between and/or among Buyer and its affiliates; or (7) any internal memoranda prepared by Buyer or its affiliates.
4.2    Title Report and Additional Title Matters. Prior to the Effective Date, Seller has caused Title Company to deliver to Buyer a preliminary title report for the Property (the "Title Commitment"), and copies of all underlying title documents described in the Title Commitment. Buyer shall have until 5:00 p.m. Pacific time on the date that is ten (10) business days prior to the Contingency Date (the "Interim Date") to provide written notice (the "Title Notice") to Seller of any matters shown by the Title Commitment or on any survey obtained by Buyer which are not satisfactory to Buyer. If Seller has not received such written notice from Buyer by the Interim Date, that shall be deemed Buyer's unconditional approval of the condition of title and survey to the Property. Except as provided below, Seller may have until five (5) business days after receipt of the Title Notice to make such arrangements or take such steps as the parties shall mutually agree to satisfy Buyer's objection(s); provided, however, that, except with respect to liens secured by deeds of trust securing loans made to Seller, mechanics' liens relating to work contracted for by Seller that is not a Permitted Exception (as defined below) and for which Buyer is not receiving a credit at Closing, and delinquent real property taxes (herein "Monetary Liens", which Seller agrees to have removed on or before the Closing Date), Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections. Within five (5) business days of receipt of a Title Notice, Seller may elect to deliver written notice to Buyer and Escrow Holder identifying which disapproved items (other than Monetary Liens) Seller shall undertake to cure or not cure ("Seller's Response"). If Seller does not deliver a Seller's Response within said five (5) business day period, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in Buyer's Title Notice, Buyer shall have until the expiration of the Property Approval Period to deliver to Seller and Escrow Holder the Buyer's Disapproval Notice. Buyer's failure to timely deliver Buyer's Disapproval Notice shall be deemed to be Buyer's approval of all matters shown in the Title Commitment and any survey of the Property obtained by Buyer, other than Monetary Liens and matters Seller agreed to cure in Seller's Response. If Seller's Response elects to cure certain disapproved items and Seller then fails to cure any such items prior to Closing, then Buyer, as its sole remedy, may elect to terminate this Agreement, in which event the Deposit shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and the fee payment provisions of Section 4.4 shall apply (it being agreed that Seller's failure to remove any Monetary Lien shall be a default by Seller of its obligations hereunder).
4.3    Conditions Precedent to Buyer's Obligations:
4.3.1    Title Policy. On or before the Closing, Title Company shall have committed to issue to Buyer the Title Policy (subject to payment of required premiums). As used herein, the term "Title Policy" shall mean an ALTA extended coverage Owner's Policy of Title Insurance with liability in the amount of the Purchase Price, showing title to the Real Property vested in Buyer, subject only to the following (collectively, the "Permitted Exceptions"): (a) the preprinted standard exceptions in such Title Policy, (b) exceptions approved or deemed approved by Buyer pursuant to Section 4.2 above, (c) the

Leases and the rights of tenants thereunder, (d) non-delinquent real property taxes and special assessments, (e) any exceptions arising from Buyer's actions, (f) mechanic’s liens or potential mechanic's liens arising out of services, labor or materials furnished to the Property for which Buyer receives a credit at Closing, for which Buyer is expressly responsible for payment under the terms of this Agreement, or which arise from any services, labor or materials contracted for by any tenant at the Property and with respect to which any such tenant is responsible for payment under the terms of its Lease, and (g) any matters which would be disclosed by an accurate survey or physical inspection of the Property. Notwithstanding the foregoing, if Buyer fails to provide an ALTA survey for the Real Property acceptable to the Title Company for purposes of issuing the Title Policy, then the Title Policy to be issued on the Close of Escrow shall be an ALTA standard coverage Owner's Policy of Title Insurance which shall include a general survey exception. Seller agrees to deliver an owner's affidavit at Closing in the form of Exhibit "L" (the "Title Affidavit"). Neither the Property Approval Period nor the Close of Escrow shall be extended due to Buyer's Title Policy requirements.
4.3.2    Tenant Estoppel Certificates. On or before the date which is two (2) business days prior to the Closing Date (the "Estoppel Delivery Date"), Buyer shall have received an Estoppel Certificate either substantially in the form of Exhibit "E-1" attached hereto or in the form a tenant is required to deliver under its Lease (each, a "Tenant Estoppel Certificate") from (i) tenants leasing no less than the Estoppel Certificate Percentage, and (ii) seven (7) tenants leasing at least 9,000 rentable square feet at the Property (collectively, the "Estoppel Delivery Requirement"). Notwithstanding anything in the foregoing to the contrary, Seller, at its option, may deliver to Buyer a representation letter substantially in the form of Exhibit "E-2" attached hereto (each, a "Seller Estoppel Certificate") with respect to one or more Leases in lieu of a Tenant Estoppel Certificate. If Seller delivers one or more Seller Estoppel Certificates, Seller's liability under each Seller Estoppel Certificate shall expire and be of no further force or effect on the earlier of: (A) six (6) months following the Closing Date, or (B) the date that Buyer receives a Tenant Estoppel Certificate from the applicable tenant to the extent such Tenant Estoppel Certificate confirms the matters set forth in the applicable Seller Estoppel Certificate. In addition, Seller's liability under any Seller Estoppel Certificate shall not be subject to the limitations of Section 16.4 below. Notwithstanding anything in this Agreement to the contrary, (x) Seller shall not be obligated to attempt to obtain an Estoppel Certificate from the tenant Clearwire Legacy, LLC, and (b) the premises currently leased to Clearwire Legacy, LLC shall not be considered "leased rentable square footage" for purposes of determining the Estoppel Certificate Percentage. The Tenant Estoppel Certificates and the Seller Estoppel Certificates are sometimes collectively referred to herein as the "Estoppel Certificates". In the event Seller is unable to obtain Estoppel Certificates sufficient to satisfy the Estoppel Delivery Requirement by the Estoppel Delivery Date, Buyer may elect to (i) subject to Seller's right to extend the Estoppel Delivery Date below, terminate the Agreement pursuant to Section 4.4, or (ii) waive such condition and proceed to the Closing without credit, deduction or offset. To the extent that an Estoppel Certificate is a Non-Complying Estoppel Certificate (defined below), Buyer shall have until the earlier of (a) the Closing Date, and (b) four (4) business days after receipt of each such Non-Complying Estoppel Certificate, to approve or disapprove the applicable Estoppel Certificate so received (and the failure to timely do so shall constitute approval thereof). If a Non-Complying Estoppel is approved pursuant to the immediately preceding sentence, then such Estoppel Certificate shall count towards the Estoppel Delivery Requirement; however, if a Non-Complying Estoppel is disapproved pursuant to the immediately preceding sentence, then such Estoppel Certificate shall not count towards the Estoppel Delivery Requirement. A "Non-Complying Estoppel Certificate" shall be an Estoppel Certificate that discloses (a) any default or event of default under such Lease, or (b) any other material adverse economic terms of the applicable Lease that were not disclosed to Buyer (whether in the applicable Lease, this Agreement or any other document delivered to Buyer) prior to the expiration of the Property Approval Period. Notwithstanding the foregoing, if Seller has not obtained sufficient Tenant Estoppel Certificates to satisfy the Estoppel Delivery Requirement by the Estoppel Delivery Date, Seller shall have the one-time right, by delivering written notice to Buyer prior to 5:00 p.m. Pacific time on the Estoppel Delivery Date, to extend the Estoppel Delivery Date until the earlier of (A) two (2) business days after the date by which Seller satisfies the Estoppel Delivery Requirement or (B) thirty (30) days after the then current Estoppel Delivery Date. The Closing Date shall also be extended to be the date which is two (2) business days following the extended Estoppel Delivery Date; provided, however, if the Closing Date is so extended and sufficient Estoppel Certificates have not yet been obtained by the extended Closing Date, then Buyer shall elect to proceed under (i) or (ii) above. Seller shall not be required to deliver updates to any previously delivered Estoppel Certificates that are dated within thirty (30) days of the original Closing Date. Additionally, if after the Estoppel Delivery Date Buyer disapproves a Non-Complying Estoppel pursuant to this Section 4.3.2 which causes the Estoppel Delivery Requirement to fail, then Seller shall have the right, by delivering written notice to Buyer prior to Closing, to extend the Closing in order to obtain sufficient Estoppel Certificates to satisfy the Estoppel Delivery Requirement until the earlier of (A) two (2) business days after the date by which Seller satisfies the Estoppel Delivery Requirement or (B) thirty (30) days after the Estoppel Delivery Date.
4.3.3    Seller's Performance. Seller shall have duly performed its obligations hereunder in all material respects.
4.3.4    Accuracy of Representations and Warranties. On the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects; however, notwithstanding the foregoing, it shall not be a failure of the condition set forth in this Section if (a) Buyer was aware that the representation and/or warranty was not true in all material respects prior to the expiration of the Property Approval Period, (b) any representation and/or warranty becomes untrue due to any matter or change expressly permitted or contemplated by the terms of this Agreement, or (c) Seller cures such breach pursuant to this Section 4.3.4 or Section 11.6. For purposes of the immediately preceding sentence, Buyer shall be deemed to be aware of all facts disclosed in the Due Diligence Items. Notwithstanding anything else in this Agreement to the contrary: (i) no change in circumstances or status of any tenants or contract parties (other than Seller) under the Leases and the Contracts (e.g., defaults, bankruptcies, below market status or other adverse matters relating to such tenants or contract parties or a party's exercise following the Effective Date of any contractual termination rights, in each case, not caused by the actions of Seller or as a result of a breach or default by Seller under any such Lease or Contract) shall in and of itself permit Buyer to terminate this Agreement or constitute grounds for Buyer's failure to close or otherwise constitute a breach of any representation or warranty by Seller, unless such change in circumstances or status of any tenant or contract parties under the Leases and the Contracts occurs as a result of actions intentionally performed by Seller after the Effective Date or occurs as a result of a breach or default or default by Seller under any Lease or Contract; and (ii) in the event that a material breach of a representation or warranty by Seller has occurred and such breach is curable by Seller's payment of monetary funds at the Closing, then Seller shall have the option (but not the obligation) to cure such breach by providing a credit to Buyer at the Closing in an amount reasonably required to cure such breach.
4.4    Failure of Conditions Precedent to Buyer's Obligations. Buyer's obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the conditions precedent to such obligations for Buyer's benefit set forth in Section 4.3. In the event of a failure of a condition set forth in Section 4.3, provided that Buyer is not then in default in the performance of any material obligation hereunder, Buyer shall have the right, as Buyer's sole and absolute remedy for the failure of such condition (i.e., the failure of a condition in Section 4.3 shall not, in and of itself, constitute a breach or default by Seller), to either: (a) terminate this Agreement by written notice to Escrow Holder and Seller, or (b) elect to close, notwithstanding the non-satisfaction of such condition, in which event Buyer shall be deemed to have waived any such condition. If Buyer terminates this Agreement by notice to Seller because of the failure of a condition precedent set forth in Section 4.3, then Escrow Holder shall return the Deposit (but not the Independent Consideration) to Buyer in accordance with Buyer's written instructions within five (5) business days following Buyer's delivery of a written termination notice to Seller and Escrow Holder, Seller and Buyer shall each pay one-half (1/2) of any Escrow cancellation fees or charges, and except for Buyer's indemnity and confidentiality obligations under the Agreement which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement. Nothing in this Section 4.4 shall limit Buyer's remedies set forth in Section 16.1 below. Closing shall constitute a waiver of all conditions precedent.
4.5    Conditions Precedent to Seller's Obligations. Seller's obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: (a) Buyer shall have duly performed its obligations hereunder in all material respects; (b) Buyer's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2 above. In the event of a failure of a condition set forth in this Section 4.5, Seller shall have the right to either: (i) terminate this Agreement by written notice to Escrow Holder and Buyer, or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event Seller shall be deemed to have waived any such condition. If Seller terminates this Agreement by notice to Buyer because of the failure of such condition precedent, then Escrow Holder shall deliver the Deposit to Seller in accordance with Seller's written instructions within five (5) business days following Seller's delivery of a written termination notice to Buyer and Escrow Holder, Seller and Buyer shall each pay one-half (1/2) of any Escrow cancellation fees or charges, and except for Buyer's indemnity and confidentiality obligations under the Agreement which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement. Closing shall constitute a waiver of all conditions precedent.
5.Deliveries to Escrow Holder; Closing Authorization.
5.1    Seller's Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date (or other date specified) the following:
5.1.1    Deed. A Special Warranty Deed in the form of Exhibit "B" attached hereto, duly executed and acknowledged in recordable form by Seller, conveying Seller's interest in the Real Property to Buyer (the "Deed");
5.1.2    Real Estate Excise Tax Affidavit. One (1) counterpart of the State of Washington Real Estate Excise Tax Affidavit (the "Real Estate Excise Tax Affidavit"), duly executed by Seller;
5.1.3    Non-Foreign Certifications. A certification of non-foreign status in the form of Exhibit "C" attached hereto, duly executed by Seller (the "FIRPTA");

5.1.4    Assignment of Leases. Two (2) counterparts of the Assignment of Leases in the form of Exhibit "D" attached hereto pursuant to which Seller shall assign to Buyer all of Seller's right, title and interest in, under and to the Leases (the "Lease Assignment");
5.1.5    Assignment of Contracts and Assumption Agreement. Two (2) counterparts of the Assignment of Contracts and Assumption Agreement in the form attached hereto as Exhibit "F" duly executed by Seller pursuant to which Seller shall assign to Buyer all of Seller's right, title and interest in, under and to the Approved Contracts ("Assignment of Contracts");
5.1.6    Bill of Sale. Two (2) counterparts of a Bill of Sale in the form attached hereto as Exhibit "G" duly executed by Seller conveying Seller's right, title and interest in and to the Personal Property ("Bill of Sale");
5.1.7    General Assignment. Two (2) counterparts of a General Assignment in the form of Exhibit "H" attached hereto duly executed by Seller (the "General Assignment");
5.1.8    Tenant Letter. A letter signed by Seller addressed to the tenants under the Leases advising such tenants of the sale of the Property to Buyer, the transfer of landlord's obligation to repay such tenant's security deposit to Buyer, and directing that all future rent payments and other charges under the Leases be forwarded to Buyer at an address to be supplied by Buyer ("Tenant Notice Letter"). Notwithstanding the foregoing, the Tenant Notice Letters shall not be delivered through Escrow but shall be sent directly by Seller to the tenants on the Closing;
5.1.9    Vendor Letter. A letter signed by Seller addressed to the counterparties under the Approved Contracts advising such counterparties of the sale of the Property to Buyer and directing all future communications relating to the Approved Contracts be forwarded to Buyer at an address to be supplied by Buyer ("Vendor Notice Letter"). Notwithstanding the foregoing, the Vendor Notice Letters shall not be delivered through Escrow but shall be sent directly by Seller to the counterparties on the Closing;
5.1.10    Proof of Authority. Such proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company;
5.1.11    Title Affidavit. The Title Affidavit duly executed by Seller; and
5.1.12    Closing Statement. Two (2) counterparts of the Closing Statement (as defined below).
5.2    Buyer's Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date the following (other than the amounts described in clause Section 5.2.1 below, which Buyer shall deliver or cause to be delivered to Escrow Holder prior to 12:00 p.m. Pacific time on the Closing Date):
5.2.1    Buyer's Funds. The balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer's obligations hereunder regarding prorations, credits, costs and expenses;

5.2.2    Real Estate Excise Tax Affidavit. One (1) counterpart of the Real Estate Excise Tax Affidavit duly executed by Buyer;
5.2.3    Lease Assignment. Two (2) counterparts of the Lease Assignment duly executed by Buyer;
5.2.4    Assignment of Contracts. Two (2) counterparts of the Assignment of Contracts duly executed by Buyer;
5.2.5    Bill of Sale. Two (2) counterparts of the Bill of Sale duly executed by Buyer;
5.2.6    General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer;
5.2.7    Proof of Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company; and
5.2.8    Closing Statement. Two (2) counterparts of the Closing Statement.
5.3    Closing Authorizations. If all conditions precedent to Buyer's obligation to purchase the Property hereunder have been satisfied (or waived by Buyer), then Buyer shall deliver to Escrow Holder a written authorization to proceed with the Closing no later than 12:00 p.m. Pacific time on the Closing Date (or as soon thereafter as is reasonably practicable). If all conditions precedent to Seller's obligation to sell the Property hereunder have been satisfied (or waived by Seller), then Seller shall deliver to Escrow Holder a written authorization to proceed with the Closing no later than 12:00 p.m. Pacific time on the Closing Date (or as soon thereafter as is reasonably practicable).
6.Deliveries Upon Close of Escrow. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:
6.1    Tax Filings. The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

6.2    Prorations. Prorate all matters referenced in Section 8 based upon the Closing Statement;
6.3    Recording. Cause (on a GAP basis or otherwise) the Deed (together with the Real Estate Excise Tax Affidavit) and any other documents which the parties hereto may direct, to be recorded in the Official Records in the order directed by the parties;
6.4    Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including, without limitation, the Purchase Price) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.5    Documents to Seller. Deliver to Seller counterpart originals of the Lease Assignment, the Assignment of Contracts, the Bill of Sale, the General Assignment and the Closing Statement executed by Buyer and a conformed recorded copy of the recorded Deed;
6.6    Documents to Buyer. Deliver to Buyer an original of the FIRPTA, and counterpart originals of the Lease Assignment, Assignment of Contracts, Bill of Sale, General Assignment and the Closing Statement appropriately executed by Seller, a conformed recorded copy of the Deed, and, when issued, the Title Policy;
6.7    Title Policy. Direct the Title Company to issue the Title Policy to Buyer; and
6.8    Seller Funds. Deduct all items chargeable to the account of Seller pursuant to Section 7. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in Escrow); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller's instructions, at Close of Escrow. Disburse the Purchase Price to Seller, or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller's wire transfer instructions.
7.Costs and Expenses. Seller shall pay (i) that portion of the Title Policy premium for standard ALTA owner's coverage, (ii) all real estate excise taxes levied pursuant to RCW 82.45, and (iii) one-half (½) of the Escrow Holder's fee. In addition Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller. Buyer shall pay through Escrow (a) all document recording charges, (b) the additional Title Policy premium for ALTA extended coverage and any title endorsements requested by Buyer, (c) one-half (½) of the Escrow Holder's fee, and (d) all charges for the ALTA Survey. Buyer shall pay outside of Escrow all costs and expenses related to all due diligence investigations, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer. Buyer will be responsible for the payment of all excise, transfer and use taxes imposed with respect to the conveyance of any personal property contemplated by this Agreement and will indemnify and hold Seller harmless from the payment of such taxes. Any other closing costs shall be allocated in accordance with local custom.
8.Prorations. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of 12:01 A.M. on the date the Close of Escrow occurs:
8.1    Real Estate and Personal Property Taxes. All real estate, ad valorem and personal property taxes attributable to the Property will be prorated at Closing. Seller shall be charged with all such taxes up to, but not including, the Closing Date. If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year. All taxes imposed because of a change of use of the Property after Closing will be paid by Buyer. Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller, those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing, and those attributable to a fiscal tax year after the Closing shall belong to Buyer.
8.2    Lease Rentals. All non-delinquent rents (including all accrued tax and operating expense pass-throughs), charges and revenue of any kind receivable from the Leases will be prorated at Closing. Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Leases up to, but not including, the Closing Date. No proration will be made with respect to any delinquent rents of any kind receivable from the Leases for any period before Closing. All amounts collected by Buyer subsequent to Closing relating to delinquent rents for any period prior to Closing will be promptly remitted to Seller; provided, however, all rents received by Buyer after Closing will be applied first to the rental period in which the Closing occurred, second to any current rental period following the Closing and third to satisfy delinquent rental obligations for any period before Closing not prorated at Closing. Seller will retain all ownership rights relating to any such delinquent rents for any period prior to Closing; if Buyer has not collected the same within ninety (90) days from the Closing Date, then Seller may take such action as it deems necessary to collect such delinquent rents, including the commencement of an action against the tenants under the Leases or any other person liable for such delinquent rents, but not including any action for unlawful detainer or other action seeking to terminate such tenant's occupancy of its premises. Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by tenants under the Leases (collectively, the "Tenant Charges") on an estimated basis, then the Tenant Charges shall be reconciled against actual charges and expenses as of and at the Closing, to the extent then possible, and Seller shall provide a proposed reconciliation for Buyer's approval (upon reasonable approval by Buyer, such reconciliation shall be deemed the "Final Reconciliation"). Seller shall have until the later of (i) first April 1 following the Close of Escrow, and (ii) ninety (90) days after the actual Closing Date, to provide Buyer with a proposed final reconciliation of Tenant Charges for Seller's period of ownership and the parties shall have thirty (30) days thereafter to reach agreement as to the Final Reconciliation. If the Final Reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer, together with the delivery of the Final Reconciliation of the Tenant Charges, within ten (10) days after the agreement as to the Final Reconciliation (the "Reconciliation Payment Deadline"). If the Final Reconciliation shows that Buyer owes Seller additional sums, Buyer shall pay such amount to Seller by the Reconciliation Payment Deadline. If any payment described in the previous two sentences is not received by applicable party by the Reconciliation Payment Deadline, then, in addition to the amounts owed by the previous two sentences, on the day after the Reconciliation Payment Deadline and every thirty (30) days thereafter until any such party is paid in full, the party owing such amounts shall pay to the other party a monthly late charge equal to 1.5% of the amounts due. Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the Final Reconciliation, the proration of such Tenant Charges pursuant to the Final Reconciliation being conclusively presumed to be accurate. After the Final Reconciliation of Tenant Charges is made by and between the parties, Buyer shall be solely liable and responsible to the tenants under the Leases for such reconciliation of Tenant Charges under the Leases. The foregoing covenants made by the parties with respect to the Final Reconciliation of the Tenant Charges shall survive the Closing.
8.3    Security Deposit. Buyer shall be credited and Seller shall be charged with the balance of the unapplied cash security deposits then held by Seller under the Leases. In the event that Seller holds any letters of credit as a tenant security deposit, then Seller shall (i) execute and deliver to Escrow Holder at Closing such assignment and/or transfer documents as may be called for under such letters of credit for the transfer of such letters of credit to Buyer, and (ii) at Buyer's option, either deliver into Escrow or deliver to Buyer, upon confirmation of the Closing, the originals of such letters of credit. Buyer shall be responsible for the payment of the amount of the transfer fee required under such letters of credit.
8.4    Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays and that are not paid by tenants directly, and any other costs incurred in the ordinary course of business or the management and operation of the Property not so paid by tenants, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow to aid in such prorations.
8.5    Leasing Costs. If the Closing occurs, (a) Seller shall be responsible and shall pay for the costs of tenant improvement work or allowances, third-party leasing commissions and free/abated rent inducements (collectively, the "Leasing Costs") relating to the currently existing term of those Leases executed as of the Effective Date and relating to any option, expansion or extension term to the Leases to the extent such option, expansion or extension was exercised prior to the Effective Date, including those Leasing Costs set forth in Exhibit "K" hereto, and (b) except as set forth in clause (a) above, Buyer shall be responsible and shall pay for the Leasing Costs relating to or arising from (i) the exercise by any tenant, after the Effective Date, of a renewal, expansion or extension option contained in any of the Leases executed as of the Effective Date; and (ii) any New Leases, or modifications to Leases in effect as of the Effective Date, entered into after the Effective Date in accordance with the terms of Section 9.2 below. Any Leasing Costs which are the responsibility of Buyer which are paid by Seller prior to the Closing shall be reimbursed by Buyer to Seller at the Closing through the Escrow. If, on the Closing, there are any due and owing Leasing Costs which are the responsibility of Seller as set forth herein, then on the Closing Buyer shall be entitled to a credit toward the payment of the Purchase Price at Closing in the amount of such unpaid Leasing Costs, and following the Closing Buyer shall assume and be responsible for the payment of such Leasing Costs to the extent of such credit (or, if such Leasing Cost is free/abated rent, then Buyer shall take the Leases subject to such free/abated rent pertaining to the period from and after Closing), Seller shall assign to Buyer all construction contracts relating to such outstanding Leasing Costs, and Buyer shall indemnify and defend Seller for the failure to complete such work related to such outstanding Leasing Costs for which Buyer received a credit. Additionally, Buyer shall indemnify and defend Seller from any liability associated with any Leasing Costs which are Buyer's responsibility pursuant to this Section 8.5. This Section 8.5 shall survive the Closing.
8.6    Contracts. Amounts payable under the Approved Contracts shall be prorated on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the Close of Escrow and Buyer shall pay all amounts accruing on the Close of Escrow and thereafter.
At least two (2) business days prior to the Close of Escrow, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same (the "Closing Statement"). In the event that any prorations, apportionments or computations made under this Section 8 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than the later of (i) ninety (90) days following the Close of Escrow, and (ii) the first April 1 following the Close of Escrow, other than with respect to the Final Reconciliation, which shall be subject to the provisions of Section 8.2. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 8 shall survive the Close of Escrow.
9.Covenants of Seller. Seller hereby covenants with Buyer, as follows:
9.1    Contracts. Between the Effective Date and the date which is two (2) business days prior to the Contingency Date, (i) Seller will keep Buyer informed of any new Contracts that are entered into by Seller or any amendments or modifications to the existing Contracts, which new Contracts or modifications will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, "New Contracts"), and (ii) Buyer shall have no right to object or consent to the terms or conditions of any such New Contracts or amendments or extensions thereto; provided, (a) pursuant to Section 4.1.2 above, Seller shall have at least ten (10) business days to approve of any New Contract, and (b) Seller shall not enter into any New Contract that cannot be terminated on the Closing Date without cost without the consent of Buyer, which consent may be withheld in Buyer's reasonable discretion. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all New Contracts within five (5) days of execution thereof. Subsequent to the date which is two (2) business days prior to the Contingency Date, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any New Contracts without Buyer's prior written consent, which consent may be withheld in Buyer's reasonable discretion, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within five (5) business days after Seller provides written notice to Buyer of such New Contract. Seller may cancel or terminate any Contract or commence an action against any Contract vendor without Buyer's consent. Buyer hereby agrees that it shall not be a default by Seller hereunder (nor shall Buyer be entitled to object or fail to close) if any Contract vendor is in default under its Contract as of the Closing Date.
9.2    Leases. From the Effective Date and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any new Leases that are proposed to be entered into by Seller or any amendments or any extensions of existing Leases for a period which will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, "New Leases") or any contracts Seller proposes to enter into for construction obligations of Seller relating to any Lease, in each case, without Buyer's prior written consent, which consent may be withheld in Buyer's reasonable discretion, and which consent will be deemed to have been given by Buyer if Buyer does not notify Seller in writing to the contrary within five (5) business days after Seller provides written notice to Buyer of such New Lease or contract; provided, however, that notwithstanding the foregoing, Buyer's consent shall not be required for (a) any modification or termination of any Lease for which Seller, in its reasonable judgment, is required to enter into such modification or termination as a result of the tenant's exercise of an option or other right under such Lease, or (b) Seller's consent or approval of any sublease, assignment or similar transfer of the tenant's interest in any Lease for which Seller, in its reasonable judgment, is required to provide such consent or approval under such Lease.
9.3    Operation in the Ordinary Course. Subject to Sections 9.1 and 9.2 above and Section 13 below, from the Effective Date until the Close of Escrow, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller's past practices, (ii) maintain all present services and amenities, (iii) subject to Section 13 below, maintain the Property in good condition, repair and working order (but Seller shall not be required to make capital improvements other than tenant improvements required to be made by Seller in accordance with any Lease), (iv) keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property, (v) shall maintain insurance coverage with respect to the Property consistent with Seller's past practices, and (vi) perform when due, and otherwise comply with, all of Seller's obligations and duties under the Leases and Approved Contracts. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value.
10.AS-IS Sale and Purchase. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer's counsel and have been understood and agreed to by Buyer.

10.1    Buyer's Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:
10.1.1    AS-IS. Except as otherwise expressly set forth in this Agreement, and subject to Seller's representations and warranties set forth in this Agreement, Buyer is purchasing the Property in its existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS," and upon the Closing Date has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

/s/ AW and /s/ RB
Buyer's Initials
10.1.2    No Representations. Other than the express representations and warranties of Seller contained in this Agreement, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any direct or indirect member, manager, parent, partner, officer, director, shareholder or employee of Seller or any of the foregoing, nor any agent, affiliate, successor or assign of Seller or any of the foregoing (collectively, the "Seller Group") has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, square footage, compliance with "Governmental Regulations," existence or absence of Hazardous Substances, the availability or existence of any utilities (including, without limitation, any water or any rights thereto), or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including, without limitation, its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used herein, the term "Governmental Regulations" means any laws (including Environmental Laws), ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property. As used in this Agreement, the following definitions shall apply: "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, whether statutory or common law, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq., and the relevant provisions of Washington's Health and Safety Code (or relevant equivalent), Washington's Water Code (or relevant equivalent) and all similar statutes and local ordinances, and all regulations promulgated thereunder. "Hazardous Substances" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint, mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

/s/ AW and /s/ RB
Buyer's Initials
10.1.3    No Implied Warranties. Excluding any representation or warranty set forth herein, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller's obligations hereunder including, without limitation, all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including, without limitation, the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.

/s/ AW and /s/ RB
Buyer's Initials
10.1.4    Information Supplied by Seller. Buyer specifically acknowledges and agrees that, except as expressly contained in this Agreement, the Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including, without limitation, the Due Diligence Items, and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. Buyer specifically acknowledges that some of the Due Diligence Items have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by Seller or the Seller Group or by any third parties that prepared the same.

/s/ AW and /s/ RB
Buyer's Initials
10.1.5    Release. As of the Close of Escrow, Buyer hereby fully and irrevocably releases Seller and the Seller Group from any and all claims that the Buyer and/or any party claiming by, through or under Buyer (each, a "Buyer Related Party") may have or thereafter acquire against Seller and/or the Seller Group for any cost, loss, liability, damage, expense, demand, action or cause of action ("Claims") arising from or related to any matter of any nature relating to the Property including, without limitation, the physical condition of the Property, any latent or patent construction defects, errors or omissions, compliance with law matters, Hazardous Substances and other environmental matters within, under or upon, or in the vicinity of the Real Property, including, without limitation, any Environmental Laws. The foregoing release by Buyer and the Buyer Related Parties shall include, without limitation, any Claims Buyer and/or the Buyer Related Parties may have pursuant to any statutory or common law right Buyer may have to receive disclosures from Seller, including, without limitation, any disclosures as to the Property's location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the presence of Hazardous Substances on or beneath the Real Property, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof. This release includes Claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer's release of the Seller and/or the Seller Group. Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller's representations or warranties set forth in this Agreement (subject to all limitations on Seller's liability for such a breach as expressly set forth in the Agreement) or (ii) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives the Close of Escrow.
BUYER HEREBY RELEASES AND WAIVES ANY AND ALL CLAIMS WHICH BUYER OR ANY AGENT OF BUYER HAS OR MAY HAVE AGAINST SELLER RELATED TO CONTRACTING COVID-19 AT THE PROPERTY AFTER THE EFFECTIVE DATE.
    THE DISCLAIMERS, RELEASES AND LIMITATIONS OF LIABILITY SET FORTH IN THIS ARTICLE 10 AND ELSEWHERE IN THIS AGREEMENT FOR THE BENEFIT OF SELLER ARE INTENDED TO APPLY TO AND BE BINDING ON BUYER AND ALL PARTIES CLAIMING BY OR THROUGH BUYER, DIRECTLY OR INDIRECTLY, AND INCLUDING ANY ASSIGNEE OR SUCCESSOR OF BUYER'S RIGHTS, CLAIMS OR CAUSES OF ACTION UNDER THIS AGREEMENT. FOR PURPOSES OF CLARITY, IN THE EVENT BUYER OR ANY SUCCESSOR OF BUYER ELECTS TO CONVERT THE PROPERTY INTO A CONDOMINIUM, ANY CLAIMS BY A CONDOMINIUM UNIT OWNER OR HOMEOWNERS ASSOCIATION BY OR THROUGH BUYER OR AS AN ASSIGNEE OF BUYER AGAINST SELLER SHALL BE SUBJECT TO SUCH DISCLAIMERS, RELEASES AND LIMITATIONS, AND BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS DIRECT AND INDIRECT CONSTITUENT OWNERS AND AFFILIATES, AND THE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS AND/OR REPRESENTATIVES OF SUCH PERSONS FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, CLAIMS, ACTIONS, CAUSES OF ACTION, JUDGMENTS AND/OR COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) INCURRED OR SUFFERED BY SUCH PERSONS ARISING OUT OF OR RELATED TO SUCH CLAIMS.
10.1.6    Waiver of Right to Receive Seller Disclosure Statement and Waiver of Right to Rescind. PURSUANT TO RCW CH. 64.06, BUYER HEREBY WAIVES ITS RIGHT TO RECEIVE THE SELLER DISCLOSURE STATEMENT REFERRED TO THEREIN. THIS WAIVER DOES NOT EXTEND TO THE SECTION OF THE DISCLOSURE STATEMENT ENTITLED "ENVIRONMENTAL". Seller shall provide to Buyer the "Environmental" section of the Seller Disclosure Statement during the Property Approval Period, and by executing this Agreement, Buyer waives its right to receive the balance of the completed Seller Disclosure Statement. Buyer further agrees that any information discovered by Buyer concerning the Property shall not obligate Seller to prepare and deliver to Buyer a revised or updated Seller Disclosure Statement. Buyer hereby waives any right to receive an updated or revised Seller Disclosure Statement, regardless of the source of any new information. Buyer further warrants that it is a sophisticated buyer who is familiar with the ownership and development of real estate projects similar to the Property and Buyer has or will have adequate opportunity to complete such independent inspections of the Property it deems necessary, and will acquire the Property solely on the basis of and in reliance upon such examinations and not on any information provided in any

Seller Disclosure Statement or, except as set forth in this Agreement or the Closing Documents, any information otherwise provided or to be provided by Seller or by anyone acting or claiming to act by, though or under or on Seller's behalf.
BUYER HEREBY WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, THE RIGHT TO RESCIND THIS AGREEMENT PURSUANT TO ANY PROVISION OF RCW 64.06. IT IS THE INTENT OF BUYER THAT ANY SELLER DISCLOSURE STATEMENT PROVIDED BY SELLER WILL NOT BE RELIED UPON BY BUYER, AND SHALL GIVE BUYER NO RIGHTS WITH RESPECT TO SELLER OR UNDER THIS AGREEMENT. THIS WAIVER OF THE RIGHT TO RESCIND APPLIES TO THE SELLER DISCLOSURE STATEMENT PROVIDED TO BUYER DURING THE PROPERTY APPROVAL PERIOD AND APPLIES PROSPECTIVELY TO ANY UPDATED OR REVISED SELLER DISCLOSURE STATEMENTS THAT MAY BE PROVIDED BY SELLER TO BUYER. THE PROVISIONS OF THIS SECTION 10.1.6 SHALL SURVIVE THE CLOSING.

/s/ AW and /s/ RB
Buyer's Initials
11.Seller's Representations and Warranties. Seller represents and warrants to Buyer as of the Effective Date and as of the Closing Date as follows:
11.1    Formation; Authority. Seller is duly formed, validly existing, and in good standing under laws of the state of its formation. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.
11.2    No Conflicts. Neither the execution and delivery of this Agreement or the Other Documents by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental authority of any nature by which Seller is bound.
11.3    Leases. Other than the Leases listed on Exhibit "I" hereto and any New Leases executed in accordance with Section 9.2 above, Seller is not a party to any other leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Property, and as of the Effective Date only, Seller has neither delivered nor received any written notice of default under any Lease, which default remains uncured. Other than contracts disclosed in the Due Diligence Items, as of the Effective Date only, Seller is not party to any construction contract for the construction of tenant improvements.
11.4    Contracts. Other than the Contracts listed on Exhibit "J" hereto and any Approved Contracts executed in accordance with Section 9.1 above (other than any Excluded Contracts), Seller is not a party to any other service contracts or service agreements relating to the operation and maintenance of the Property to which Seller is a party, and as of the Effective Date only, Seller has neither delivered nor received any written notice of default under Contract, which default remains uncured.

11.5    Code Compliance. Except as otherwise disclosed in the Due Diligence Items or any other written information made available to Buyer prior to the Contingency Date, as of the Effective Date only, Seller has not received any written notice from any governmental agency that the Property or any condition existing thereon or any present use thereof currently violates any law or regulations applicable to the Property, which violation remains uncured.
11.6    Litigation. To Seller's knowledge, and except for (a) slip and fall and similar claims or matters covered by Seller's commercial liability insurance policy, and (b) matters disclosed in the Due Diligence Items or any other written information delivered to Buyer prior to the Contingency Date, as of the Effective Date only, there is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or threatened in writing (which writing has been received by Seller) against or involving Seller relating to the Property or any part thereof, including, but not limited to, any condemnation action relating to the Property or any part thereof.
11.7    Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
11.8    Employees. Seller has no employees.
11.9    Subsequent Changes. If prior to Closing Buyer becomes aware, by any means, of any fact or circumstance which evidences a material breach by Seller of its representations or warranties contained herein or would otherwise constitute a material breach thereof by Seller, which material breach will not be cured by the Closing Date, then Buyer, as its sole remedy, shall have the option of (i) waiving the breach and proceeding with the Close of Escrow, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow shall be returned to Buyer, and Buyer shall be responsible to pay for certain costs in accordance with the terms of Section 4.4 of this Agreement.  Any such election shall be made by Buyer not later than five (5) business days from Buyer becoming aware of such fact; provided, however, that if Buyer does not provide written notice of such election to Seller within such five (5) business day period, Buyer shall irrevocably be deemed to have elected to proceed under clause (i) above.  Notwithstanding the foregoing, if Buyer elects to proceed under clause (ii) above, Seller shall have the right, in its sole discretion, within three (3) business days following receipt of such election from Buyer, to elect by written notice to Buyer to cure such matter prior to Closing (and Seller shall have the right to delay the Closing for up to thirty (30) days to effectuate such cure) and if such notice is provided within three (3) business days prior to the Closing Date, the Closing Date shall automatically be extended for three (3) business days in order to allow Seller to make such election. If Seller makes such foregoing election and cures such matter, then Buyer's original notice under clause (ii) above shall be deemed Buyer's election to not terminate this Agreement and proceed pursuant to clause (i) above. If Buyer does not (or is deemed to not) so elect to terminate this Agreement pursuant to this Section 11.9, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement pursuant to this Section 11.9, elected to acquire the Property on the terms set forth in this Agreement, and waived all remedies at law or in equity with respect to any representations or warranties.  If the changed fact or circumstance does not materially and adversely change any of the representations or warranties contained herein when made, Seller shall deliver to Buyer updated schedules, as applicable, prior to Closing and the parties shall proceed to the Closing in accordance with the terms hereof. Buyer shall be deemed to be aware of all matters contained in the Due Diligence Materials made available to Buyer, as of the date such Due Diligence Materials are made available to Buyer.
11.10    Seller's Knowledge. Whenever phrases such as "to Seller's knowledge" or "Seller has no knowledge" or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual conscious (as opposed to constructive or imputed) knowledge of the Seller's Representative. No duty of inquiry or investigation on the part of Seller or Seller's Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller's actual knowledge, and in no event shall Seller's Representative have any personal liability therefor.
11.11    Survival. All of the foregoing representations and warranties of Seller will survive Closing for a period of six (6) months after the Closing Date. No claim for a breach of any representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach and commence a "legal action" thereon within said six (6) months, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing.
12.Buyer's Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer:
12.1    Formation; Authority. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. All requisite action has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.
12.2    Anti-Terrorism Laws.
12.2.1    Neither Buyer nor, to Buyer's knowledge, its affiliates, officers, directors, partners or members, is in violation of, has been charged with or is under indictment for the violation of, or has pled guilty to or been found guilty of the violation of, any laws relating to anti-corruption, anti-bribery, terrorism, money laundering, drug-trafficking or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the "Executive Order") (collectively, the "Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws").
12.2.2    None of Buyer or, to Buyer's knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
12.2.3    Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any of the Anti-Bribery, Anti-Money Laundering and Anti-Terrorism Laws or any other applicable anti-money laundering or anti-bribery Laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). "Government List" shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and

Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
12.2.4    Buyer is not engaging in the transactions contemplated hereunder, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering or drug trafficking. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by laws or that the transactions contemplated hereunder or this Agreement is or will be in violation of laws.
12.3    Litigation. No pending or, to the knowledge of Buyer, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Buyer's obligations or covenants to Seller.
13.Casualty and Condemnation.
13.1    Material Casualty. In the event that prior to the Close of Escrow a material portion of the Real Property is destroyed or materially damaged, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receipt of written notice of such damage or destruction, either (i) to terminate this Agreement in which event the Deposit shall be immediately returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and the fee payment provisions of Section 4.4 shall apply, or (ii) to accept the Real Property in its then condition and to proceed with the consummation of the transaction contemplated by this Agreement, with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and to receive an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction, other than business interruption, rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent.
13.2    Non-Material Casualty. In the event that prior to the Close of Escrow a non-material portion of the Real Property is damaged or destroyed, Seller may, subject to the following sentence, repair or replace such damage prior to the Close of Escrow. Notwithstanding the preceding sentence, in the event Seller elects not to or is unable to repair or replace such damage, Seller shall notify Buyer in writing of such fact and Buyer shall thereafter accept the Real Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and Buyer shall be entitled to an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller. In the event Seller does not repair or replace such damages, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent.
13.3    Material Condemnation. In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller within ten (10) days after receiving written notice of such taking, either (i) to terminate this Agreement, in which event the Deposit shall be returned to Buyer, any other money or documents in Escrow shall be returned to the party depositing the same, and the fee payment provisions of Section 4.4 shall apply, or (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller's rights to any condemnation award or proceeds payable by reason of such taking. If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.
13.4    Non-Material Condemnation. In the event that prior to the Close of Escrow, any non-material portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller's rights to any award or proceeds payable in connection with such taking. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.
13.5    Materiality Standard. For purposes of this Section 13, damage to the Real Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (a) the estimated cost of restoration or repair, as estimated by Buyer and Seller in their reasonable discretion, of such damage or the amount of the condemnation award with respect to such taking shall exceed five percent (5%) of the Purchase Price, (b) such damage or taking results in access to the Property being materially impaired, or (c) such damage or termination results in more than ten percent (10%) of the parking spaces being taken or being no longer usable.
13.6    Notice of Casualty and Condemnation. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.
14.Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be either (i) personally delivered (including by means of professional messenger service or reputable air express service utilizing receipts), and shall be deemed received upon the date of receipt thereof if received prior to 5:00 p.m. of the recipient's business day, and if not so received, shall be deemed received upon the following business day, or (ii) sent by PDF via electronic mail (e-mail), and shall be deemed received upon entry of such message into the recipient's e-mail server. Notices shall be delivered to the following addresses:
To Seller:    151 S. El Camino Drive
Beverly Hills, CA 90212
Attention: Alexis Olivier
Email: aolivier@kennedywilson.com
With copies to:    151 S. El Camino Drive
Beverly Hills, CA 90212
Attention: Kent Y. Mouton, Esq.
Email: kmouton@kennedywilson.com
And    Allen Matkins Leck Gamble Mallory & Natsis LLP
865 S. Figueroa Street, 28th Floor
Los Angeles, California 90017
Attn: Stephen N. Etheredge, Esq.
Email: setheredge@allenmatkins.com

To Buyer:    At Buyer's Notice Address set forth in the Summary of Business Terms.
With copies to:    12670 High Bluff Drive
San Diego, CA 92130
Attention: James Mann, Esq.
Email: james.mann@lw.com
To Escrow Holder:    At Escrow Holder's Address set forth in the Summary of Business Terms.
Notice of change of address shall be given by written notice in the manner detailed in this Section 14.
15.Broker Commissions. Upon the Close of Escrow, Seller shall pay a real estate brokerage commission to Seller's Broker with respect to this Agreement in accordance with Seller's separate agreement with Seller's Broker, and Seller hereby agrees to indemnify, defend and hold Buyer free and harmless from and against any and all commissions or other claims Seller's Broker may assert in connection with the transactions contemplated by this Agreement. Seller represents and warrants to Buyer that no other broker or finder has been engaged by it in connection with the transaction contemplated by this Agreement. Buyer represents and warrants to Seller that no broker or finder has been engaged by it in connection with the transaction contemplated by this Agreement. In the event of any additional claims for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.
16.Default.
16.1    Default by Seller. In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller, Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit, Seller shall reimburse Buyer for its reasonable third-party out-of-pocket costs and expenses (including attorneys' fees) in an amount not to exceed $50,000 (which obligation shall survive termination of this Agreement) and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination hereof, or (ii) seek specific performance of this Agreement. SELLER AND BUYER AGREE THAT THIS SECTION 16.1 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE BUYER AND THE REMEDIES AVAILABLE TO BUYER, AND SHALL BE BUYER'S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. UNDER NO CIRCUMSTANCES MAY BUYER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH BUYER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS AGREEMENT. BUYER SPECIFICALLY WAIVES THE RIGHT

TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL BUYER HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND HAS FILED AN ACTION SEEKING SUCH REMEDY. If Buyer elects the remedy in subsection (ii) above, Buyer must commence and file such specific performance action in the appropriate court not later than thirty (30) days following the Closing Date.
16.2    Default by Buyer. IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER AND PROVIDED SELLER IS NOT OTHERWISE IN DEFAULT, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT; AND, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF BUYER'S BREACH OF THIS AGREEMENT BEING HEREIN EXPRESSLY WAIVED BY SELLER. SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.

/s/ KM	/s/ AW and /s/ RB
Seller's Initials	Buyer's Initials
16.3    Indemnities; Breaches after Closing or Termination. The limitations on the parties' remedies set forth in Sections 16.1 and 16.2 will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event it fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, including, without limitation, Section 16.4 below, seeking damages incurred during the period of time after Closing that a representation or warranty given as of the Closing Date by the other party hereunder survives Closing, for the other party's breach of such representation or warranty first discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party's failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages.

/s/ KM	/s/ AW and /s/ RB
Seller's Initials	Buyer's Initials
16.4    Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors,

related and affiliated entities, successors and assigns (collectively, the "Buyer Parties") covenants not to sue and hereby agrees that in no event or circumstance shall any of the Seller Group (specifically excluding Seller), Seller's property management company or affiliated or related entities of Seller have any personal liability under this Agreement. Notwithstanding anything to the contrary contained herein: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto (collectively, the "Other Documents"), other than amounts owed under Sections 4.3.2, 8 or 15, shall, under no circumstances whatsoever, exceed 1.5% of the Purchase Price (the "CAP Amount"); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of $25,000.00 (the "Floor Amount"), in which event Seller's liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the CAP Amount set forth in clause (a) above; provided, however, that if any such final judgment, together with all other final judgments, is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability, and Buyer shall make no claim against Seller, for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Seller under this Agreement, or any Other Documents executed by Seller (including for this purpose any matter that would have constituted a breach of Seller's representations and warranties had they been made on the Closing Date) if (a) the failure or breach in question constitutes or results from a condition, state of facts or other matter that Buyer was aware of prior to the expiration of the Property Approval Period or (b) the failure or breach in question constitutes or results from a condition, state of facts or other matter that Buyer was aware of prior to Closing and Buyer proceeds with the Closing. In connection with any action alleging a breach of any warranty of title in the Deed, Buyer agrees that it shall in good faith pursue the Title Company under Buyer's title policy(ies) with respect to any claim relating to the warranty of title under the Deed prior to bringing an action against Seller.
17.Assignment. Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, and no such assignment so consented to by Seller shall relieve Buyer from its liability under this Agreement. Seller agrees to consent to an assignment by Buyer to any entity controlling, controlled by, or under common control with Buyer. Any assignment must be made pursuant to a written assignment and assumption agreement, executed by both the assignor and assignee, which assignment and assumption agreement must (a) have the assignee assume all of Buyer's obligations hereunder and succeed to all of Buyer's rights and remedies hereunder (b) be in a form reasonably approved by Seller, (c) be delivered to Seller at least five (5) business days prior to the Closing Date, and (d) must include the assignee remaking all of Buyer's representations and warranties set forth in this Agreement.
18.Miscellaneous.
18.1    Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Washington.

18.2    Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
18.3    Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
18.4    Successors and Assigns. Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.
18.5    Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys' fees, accounting and engineering fees, and any other professional fees resulting therefrom.
18.6    Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument. Each of the parties to this Agreement (a) has agreed to permit the use from time to time, where appropriate, of telecopy, .PDF or other electronic signatures in order to expedite the transaction contemplated by this Agreement, (b) intends to be bound by its respective telecopy or other electronic signature, (c) is aware that the other will rely on the telecopied or other electronically transmitted signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or electronic transmission only. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.
18.7    Time of Essence/Business Days. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to "days" shall refer to calendar days except if such references are to "business days" which shall refer to days which are not Saturday, Sunday or a legal holiday under the laws of the State of Washington. Notwithstanding the foregoing, if any period terminates on a Saturday,

Sunday or a legal holiday under the laws of the State of Washington, the termination of such period shall be on the next succeeding business day.
18.8    Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.
18.9    Submission to Jurisdiction. To the fullest extent permissible by applicable laws, Buyer and Seller each irrevocably submits to the jurisdiction of (a) the State Court of King County, Washington and (b) the United States District Court with jurisdiction in King County (Washington) or the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer and Seller each further agree that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Washington with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer and Seller each irrevocably and unconditionally waive, to the fullest extent permissible by applicable laws, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the State Court of Washington with jurisdiction in King County, Washington, and (y) the United States District Court with jurisdiction in King County (Washington), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
18.10    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
19.Exchange. Upon the request of a party hereto (the "Requesting Party"), the other party (the "Cooperating Party") shall cooperate with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.
20.Confidentiality. Buyer agrees that, (a) except as otherwise provided or required by valid law, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, (c) except to the extent reasonably necessary to deliver such documents or information to Buyer's employees, paralegals, attorneys and/or consultants in connection with Buyer's evaluation of this transaction, and (d) except the disclosure and filing of the purchase agreement and the disclosure of the Closing, in each case pursuant to public filings, as required by governmental regulations applicable to Buyer's direct and indirect parent entities, (i) Buyer, the Buyer Parties, potential lenders and Buyer's agents and consultants (collectively, "Buyer's Representatives"), shall keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including, without limitation, the Due Diligence Items and all information regarding Buyer's acquisition or ownership of the Property strictly confidential, (ii) Buyer and Buyer's Representatives shall keep and maintain the contents of this Agreement, including, without limitation, the amount of consideration being paid by Buyer for the Property strictly confidential, and (iii) Buyer and Buyer's Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller. Buyer acknowledges that significant portions of the Due Diligence Items are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Items. Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 20 by Buyer or any of Buyer's Representatives. The provisions of this Section 20 shall survive any termination of this Agreement but shall not survive the Closing except for Buyer's covenants in clauses (ii) and (iii) hereof which covenants shall survive the Closing.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.
"SELLER"    KW FUND V – EASTGATE, LLC,
a Delaware limited liability company

By:    /s/ Kent Mouton
Name: Kent Mouton
Title: President
"BUYER"    AAT EASTGATE, LLC,
a Delaware limited liability company

By:    /s/ Robert F. Barton
Name: Robert F. Barton
Title: Executive Vice President and Chief Financial Officer

By:    /s/ Adam Wyll
Name: Adam Wyll
Title: Executive Vice President and Chief Operating Officer

JOINDER BY ESCROW HOLDER
Escrow Holder (as defined in Section 7 of Article I above) hereby acknowledges that it has received this Agreement executed by the Seller and Buyer and accepts the obligations of and instructions for the Escrow Holder set forth herein. Escrow Holder agrees to disburse and/or handle the Deposit, the Purchase Price and all closing documents in accordance with this Agreement.
Dated: May 24, 2021    FIRST AMERICAN TITLE INSURANCE COMPANY
By: /s/Maurice Neri
Name: Maurice Neri
Title: AVP

EXHIBIT "A"
LEGAL DESCRIPTION

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "B"
SPECIAL WARRANTY DEED

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "C"
TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS
Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "D"
ASSIGNMENT OF LEASES
Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "E-1"
TENANT'S ESTOPPEL CERTIFICATE

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "E-2"
SELLER'S ESTOPPEL CERTIFICATE

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "F"
ASSIGNMENT OF CONTRACTS AND ASSUMPTION AGREEMENT

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "G"
BILL OF SALE

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "H"
GENERAL ASSIGNMENT

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "I"
LIST OF LICENSE AGREEMENTS
Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "J"
LIST OF SERVICE CONTRACTS

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "K"
OUTSTANDING LEASING COSTS AS OF EFFECTIVE DATE

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT "L"
FORM OF TITLE AFFIDAVIT
Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K. See exhibit title for identification of the contents of this exhibit that have been omitted.